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                                                                   EXHIBIT 10.31

                            HEALTHCARE ALLIANCE, INC.

                        CONSULTING AND SERVICES AGREEMENT



         THIS AGREEMENT, made and entered into this lst day of January, 1999, by and between Healthcare Alliance, Inc. (the "Alliance"), and Horizon Medical Products, Inc. ("Client").

         WHEREAS, the Alliance is engaged in the business of providing consulting and related services to healthcare suppliers in order to foster and expedite the sales of their products to hospital purchasing groups, physician organizations, medical services providers and other healthcare suppliers ("Customer"); and

         WHEREAS, Client desires to engage the services of the Alliance upon the terms and conditions hereinafter set forth,

         NOW, THEREFORE in consideration of the premises, covenants, and agreements herein contained, the parties agree as follows:

         1.0 ENGAGEMENT. Client hereby engages the Alliance and the Alliance agrees to extend its reasonable best efforts to assist Client in marketing its products/services by representing Client to customers with the expressed purpose of negotiating and executing a purchasing agreement on behalf of Client. It is the intention of the Alliance not to enter into agreements with clients where significant competitive overlaps exist.

         2.0 COMPENSATION. In consideration of performance of the Services, Client shall make payment to the Alliance for marketing fees in the amount of thirty-six thousand dollars ($36,000), annually; three thousand dollars ($3,000) payable January 1, 1999 and three thousand dollars ($3,000) every month thereafter, payable through Client's automated payroll system.

In consideration for services hereunder during the term hereof, and upon approval of such options by the Board of Directors of the Client or by the Compensation Committee of the Board of Directors, the Client grants an option to the Alliance for the purchase of Forty-Five Thousand (45,000) shares of common stock of the Client. Such options will become vested and exercisable by the Alliance, only if the Client achieves certain amounts of incremental sales revenues over sales base under the Client's Purchasing Agreement with Premier Purchasing Partners, L.P. dated March 9, 1998, as amended, ("Purchasing Agreement"), as follows:

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         A.       15,000 shares which will vest and become exercisable on the date on which the Client's initial $2,000,000.00 in incremental sales revenues from product sales by the Client under the Purchasing Agreement exceed the Client's sales base.

         B. 15,000 shares which will vest and become exercisable on the date on which the Client's next additional incremental sales revenues of $3,000,000.00 (above the $2,000,000.00 in incremental sales described in paragraph A. above) from product sales by the Client under the Purchasing Agreement exceed the Client's sales base.

         C. 15,000 shares which will vest and become exercisable on the date on which the Client's next additional incremental sales revenues of $4,000,000.00 (above the $2,000,000.00 and the
                  $3,000,000.00 described in paragraphs A and B above) from product sales by the Client under the Purchasing Agreement exceed the Client's sales base.

The sales base for purposes of this provision will be the total sales recorded by the Client during the twelve months from January 1, 1998 through December 31, 1998 to Horizon customers who are today members of the Premier Purchasing Partners purchasing group.

All of such unvested options shall become vested and exercisable at an exercise price of $7.00 per share, at such time as the Client is acquired in a merger transaction, an asset acquisition (all or substantially all of its assets are acquired), or a stock acquisition (in excess of 50% of the Client's outstanding common stock is acquired).

Such options shall continue to be vested and exercisable for five (5) years after the date on which such options become vested. The exercise price for each 15,000 share option shall be the closing stock price of the Client's common stock on the date on which such 15,000 share option vests as provided above or on the next business day thereafter if there is no closing stock price on such date of vesting. Shares issued to the Alliance upon exercise of such options will be subject to SEC Rule 144. Such option price and number of shares subject to such options will be adjusted appropriately by the parties in the event of a recapitalization or a stock split relating to the Client's common shares. Such options cannot be assigned or transferred by the Alliance without the Client's prior written approval.

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         2.1 PERFORMANCE INCENTIVE. A performance incentive of five (5) percent of the annual sales increase over the sales base that results from the Alliance's efforts will be paid 60 days following the close of the quarter throughout the terms of any purchasing and/or distribution agreement/arrangement. The sales base against which this performance incentive will be measured will be the total sales recorded for the customer (including members of any purchasing group) for the preceding twelve months prior to any purchasing agreement. Client agrees to provide Alliance with customer sales reports on a quarterly basis.

         2.2 EQUITY INCENTIVE. An equity incentive in the form of an option to purchase the Client's common shares will be granted the Alliance according to the terms contained in Exhibit A. The calculation of shares will be determined in the manner specified in Exhibit A. Any shares of Client received by Alliance hereunder will be restricted stock subject to SEC Rule 144.

         2.3 PAYMENT OF EXPENSES. Reasonable expenses related to the performance of services by the Alliance on behalf of the Client will be reimbursed to the Alliance.

         2.4 PERSONNEL. The Services will be provided in accordance with all applicable laws, rules, regulations, statutes, and ordinances of any governmental authority applicable thereto. In connection with performing the Services, the Alliance accepts responsibility for and will furnish all coordinating management and special projects personnel required to efficiently perform the Services. These personnel shall be direct agents and employees of the Alliance. The Alliance will pay all salaries, taxes, insurance, and other fringe benefits of its personnel performing Services hereunder.

         3.0 TERM. This Agreement shall commence on or about January 1, 1999, and terminate on December 31, 2001. Termination of this agreement shall not effect payments due Alliance under Section 2.1 for contracts that extend beyond December 31, 2001.

         3.1 RENEWAL. This Agreement will be renewed only upon the written approval of the parties hereto.

         3.2 NON-CANCELABLE. This Agreement is non-cancelable by Client, during its term except for breach of a material provision of this Agreement by the Alliance, or the death/departure or disability of either of the Alliance's principals, R.J. Simmons or J.B. Dougherty. In the event of breach, Client shall, by written notice, give the Alliance sixty (60) days commencing with receipt of such notice, to correct the alleged breach. In the event the alleged breach is not so corrected within the sixty (60) day period, Client may thereafter deem this Agreement immediately terminated.


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         4.0 EXCLUSIVITY AND RESTRICTIVE COVENANTS. Client acknowledges that the
Alliance has devoted considerable time and expense in developing the business that provides services within the scope of the Agreement. The fees to be paid to the Alliance for services provided is based in part on the assumption that Client will not employ or engage others, with the exception of HMP employees, to provide services similar to the services provided by the Alliance during the term of the engagement.

         5.0 RELATIONSHIP OF PARTIES. The parties acknowledge and agree that in all respects in providing Services hereunder, the Alliance shall be an independent contractor and shall act as an extension of Client.

         6.0 REPRESENTATIONS AND WARRANTIES OF THE ALLIANCE. The Alliance represents and warrants that it is an Equal Opportunity employer and does not and shall not discriminate against any of its employees or applicants for employment on the basis of race, color, creed, sex, national origin, physical condition or age. The Alliance will furnish Client with all information, data and certificates which may be required by Client in order for it to comply with governmental non-discrimination requirements.

         6.1 Neither the Alliance nor any shareholder, director, officer or employee of is now or ever has been the subject of any governmental investigation into the legality or propriety of actions, practices, or procedures of the Alliance.

         6.2 Neither the Alliance nor the Client nor any shareholder, director, officer or employee of the Alliance or Client, has paid or promised to pay any remuneration to any employee of Alliance or the Client in consideration of obtaining this Agreement.

         7.0 CONFIDENTIALITY. The Alliance and Client acknowledge that billing information, written procedures, manuals and methods are confidential and are the property of the respective party. All files, records and documents relating to the Alliance and the Client's business, to which the other has access, shall remain the exclusive property of the respective party and shall not be used without the written consent of that respective party.

         8.0 GENERAL. This Agreement supersedes all prior agreements and understandings between the Alliance and Client and its directors, officers, shareholders, employees, attorneys, agents or representatives and constitutes the entire Agreement between the parties. There are no representations, warranties, or commitments other than those expressed herein.

         8.1 No modification or amendment of, or waiver under, this Agreement shall be valid unless in writing and signed by both parties.

         8.2 The validity, construction, interpretation and enforceability of this Agreement and the capacity of the parties shall be determined and governed by the laws of the State of Illinois.


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         8.3 This Agreement shall be assigned in the event of a change of ownership.

         8.4 If any provision of this Agreement shall be held invalid under applicable laws, such invalidity shall not affect any other provision of this Agreement that can be given effect without the invalid provisions, and, to this end, the provisions hereof are severable.

         8.5 Any notice required or permitted to be given to either party in writing under this Agreement may either be personally delivered or sent by registered or certified mail, return receipt requested, postage paid, addressed to each party as follows:

         TO ALLIANCE:      Healthcare Alliance, Inc.
                           290 East Deerpath Road - Suite 290
                           Lake Forest, Illinois  60045
                           Attention:  Mr. James B. Dougherty
                           Phone:  847-615-1173
                           Fax:    847-615-1176

         TO CLIENT:        Horizon Medical Products, Inc.
                           Seven North Parkway Square
                           4200 Northside Parkway N.W.
                           Atlanta, GA.  30327
                           Attention:  Mr. Bill Peterson
                           Phone:  404-264-2600

         8.6 The Alliance and Client each agree to indemnify and hold the other harmless from any court costs and reasonable attorney's fees which each may sustain as a result of, or in connection with, either directly or indirectly, the other's breach or violation of this Agreement.

         8.7 Client represents and warrants to the Alliance that it is not a party to or bound by, and its Agreement with the Alliance or its disclosure of any information to the Alliance, will not violate or breach any employment, retainer, consulting, license, non-competition, non-disclosure, or other agreement or understanding between Client and any other person, partnership, corporation, joint venture, association or entity.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.


HORIZON MEDICAL PRODUCTS, INC.              HEALTHCARE ALLIANCE, INC.

By:                                         By:
    -----------------------------------         -------------------------------

Title:                                      Title:
       --------------------------------            ----------------------------

Date:                                       Date:
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                                    EXHIBIT A

                        CONSULTING AND SERVICES AGREEMENT
                      BETWEEN HEALTHCARE ALLIANCE, INC. AND
                         HORIZON MEDICAL PRODUCTS, INC.
                            EQUITY INCENTIVE SCHEDULE

Having been approved by the Client's Board of Directors or the Compensation Committee of the Board of Directors, the Client hereby grants options to Healthcare Alliance to acquire from the Client shares of the common stock of the Client, as provided below. Such options will vest and become exercisable for each of the following purchasing agreements: (i) After Healthcare Alliance's procurement of such purchasing agreement for the client and both parties have executed such purchasing agreement and (ii) on the date on which the Client's cumulative incremental sales revenues from product sales by the Client under such purchasing agreeement exceed by the amount of $1,000,000 the Client's sales base. The sales base for purposes of this provision will be the total sales recorded by the Client for the customer who has entered into the group purchasing agreement (including without limitation sales to members of any purchasing group described in the purchasing agreement) for the twelve months immediately preceding the effective date of such purchasing agreement. The number of shares of the Client's common stock subject to such options for each such purchasing agreement will be the percentage set forth below for such purchasing agreement times the number of outstanding common shares of the Client on the effective date of such purchasing agreement. The option price for the options for each such purchasing agreement shall be the closing stock price of the common shares of the Client on the effective date of such purchasing agreement or on the next business day thereafter if there is no closing stock price on the effective date. Such options cannot be assigned or transferred by Healthcare Alliance without the Client's prior written approval. If any such options become vested and exercisable, such options shall continue to be vested and exercisable for five (5) years after the date on which such options vested. Such option price and number of shares subject to such options will be adjusted appropriately by the parties upon a recapitalization or stock split with respect to the common shares of the Client.

HMP, INC.
STOCK OPTION                                  GROUP AGREEMENT GOAL

0.50%  Outstanding Common Stock*              Novation - Includes UHC

0.25% Outstanding Common Stock*               Tenet

0.25% Outstanding Common Stock*               Consorta

To be determined                              Various other group purchasing
                                              agreements, as individual
                                              agreements or in combination
                                              as defined and agreed to by
                                              the parties.
*Calculated as described above


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Total Shares Available: One Percent (1.00%) Outstanding Common Stock (calculated as described above); not withstanding any additional groups defined and agreed to by the parties.

The Alliance shall be granted their shares in a manner as agreed upon by both parties. The provisions of this Exhibit A will not be applicable to a group purchasing agreement that was entered into by a company prior to its acquisition by the Client.




HORIZON MEDICAL PRODUCTS, INC.              HEALTHCARE ALLIANCE, INC.

BY:                                         BY:
    -----------------------------------         -------------------------------

DATE:                                       DATE:
      ---------------------------------           -----------------------------